N-SAR Exhibit: Sub-item 77H
Legg Mason Global Asset Management Trust ("Registrant")

The Legg Mason Batterymarch Emerging Markets Trust, Legg Mason Batterymarch International Equity Trust Legg Mason Batterymarch U.S. Small Capitalization Equity Portfolio, Legg Mason BW Global Opportunities Bond Fund and Legg Mason BW International Opportunities Bond Fund (the "Series"), each became a Series of the Legg Mason Global Asset Management Trust, effective as of May 23, 2012. Registrant's Amended and Restated Declaration of Trust evidencing the addition of the Series, is incorporated by reference to Registrant's Form N-1A, Post Effective Amendment 43 to the Securities Act of 1933 and Post Effective Amendment 44 to the Investment Company Act of 1940, as amended, filed with the Securities and Exchange Commission pursuant to Rule 485(b), on July 27, 2012, Accession No. 0001193125-12-319756.